UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

current report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 3, 2006

Atmospheric Glow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	333-11591 (Commission File Number	62-1647888 (IRS Employer Identification Number)

_____________________________________

924 Corridor Park Blvd
Knoxville, Tennessee 37932-3723
(865) 777-3776

(Address, zip code and telephone number of principal executive offices)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

information to be included in the report

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 13, 2006, the Board of Directors of Atmospheric Glow Technologies, Inc. ("AGT") resolved to modify the terms of certain demand notes held by: (i) Kimberly Kelly-Wintenberg, President, Chief Operating Officer, a director and a shareholder of AGT, together with Alan Wintenberg, her husband and an officer of AGT; (ii) Thomas W. Reddoch, interim Chief Executive Officer, a director and a shareholder of AGT; (iii) Patrick L. Martin, a director of AGT; and (v) two other person who are existing shareholders of AGT, but not officers or directors. The modifications were made as incentive for the lenders having not demanded repayment of the notes for six months and to provide a conversion option. The changes were the same for all of the notes and were are follows: AGT agreed to issue one Common Share for each dollar loaned under the notes for a total issuance of 475,000 Common Shares of which each of the Wintenbergs, Mr. Reddoch and Mr. Martin received 100,000 shares. In addition, if the holder chooses, the holder may exchange the demand note for a convertible note with a one year maturity which allows the holder, at the holder's option, to convert the principal into Common Shares of the Company at the lowest price that shares were sold by AGT in any private placement during the term of the loan, but in no event at a price greater than $0.15 per share.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 3, 2006 Brewco, LLC loaned AGT $100,000. The principal is payable on or before March 2, 2007 and bears interest at a rate of 10% per annum. At the option of the holder, the principal may be converted into Common Shares of the Company at the lowest price that shares were sold by AGT in any private placement during the term of the loan, but in no event at a price greater than $0.15 per share. The holder also receives 100,000 Common Shares of the Company as an inducement to make the loan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Atmospheric Glow Technologies, Inc.

Date: March 14, 2006 By: /s/ Thomas R. Reddoch

Thomas W. Reddoch
Interim Chief Executive Officer